As filed with the Securities and Exchange Commission on January 9, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORTHOFIX MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1340767
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3451 Plano Parkway, Lewisville, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan, as amended

(Full title of the Plans)

Patrick L. Keran

Chief Legal Officer

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

(214) 937-2000

(Name, address and telephone number of agent for service)

With copies to:

Joseph E. Gilligan

Brian C. O’Fahey

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Orthofix Medical Inc. (“Orthofix”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•

Annual Report on  Form 10-K for the year ended December 31, 2021, filed with the Commission on February 25, 2022 (including the portions of Orthofix’s definitive proxy statement for its 2022 annual meeting of stockholders, filed on April 27, 2022, incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, filed with the Commission on May 6, 2022, August 5, 2022, and November 3, 2022;

•

Current Reports on Form 8-K or 8-K/A filed with the Commission on  April 8, 2022,  June 7, 2022,  October  11, 2022, November  21, 2022, November  30, 2022, December  5, 2022, December  27, 2022, January  4, 2023, and January 5, 2023 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

the description of Orthofix’s Common Stock included in the final proxy statement/prospectus dated May 29, 2018, which was filed with the Commission on May  30, 2018 pursuant to Rule 424(b)(3), under the caption “Description of Orthofix Capital Stock” therein, as amended by the description of Orthofix common stock contained in Exhibit 4.2 to Orthofix’s Annual Report on Form 10-K for the year ended December 31, 2019, including all amendments and reports updating that description.

In addition, all documents subsequently filed by Orthofix pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), on or after the date of this Registration Statement but before Orthofix files a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VI of Orthofix’s bylaws (the “Bylaws”) requires Orthofix to indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by applicable law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of Orthofix, or while serving as a director or officer of Orthofix, is or was serving at the request of Orthofix as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Orthofix and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification will cover expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by such individuals. However, Orthofix is not required to indemnify any such person in connection with any action, suit, or proceeding initiated by such person against Orthofix, other than a proceeding to enforce the indemnification rights described herein, unless the action, suit, or proceeding was authorized by the Orthofix Board.

Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Subsection (e) of Section 145 of the DGCL provides that expenses incurred by a director or officer may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Subsection (e) of Section 145 of the DGCL further provides that expenses incurred by former directors and officers or other employees or agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust or other enterprise may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the corporation deems appropriate.

Article VI of Orthofix’s Bylaws provide that, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of Orthofix or while serving as a director or officer of Orthofix, is or was serving at the request of Orthofix as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, Orthofix shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such action, suit, or proceeding in advance of its final disposition upon the receipt of an undertaking. However, Orthofix is not required to advance expenses to any such person in connection with any action, suit, or proceeding initiated by such person against Orthofix unless such action, suit, or proceeding is authorized by the Orthofix Board.

Section 145 of the DGCL also provides that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators, and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. As authorized in accordance with Orthofix’s Bylaws, Orthofix has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

Any agreements that Orthofix enters into with respect to the sale of securities may also provide for indemnification provisions.

Article VII of Orthofix’s certificate of incorporation, as amended (the “Certificate of Incorporation”) provides that a director of Orthofix shall not be personally liable to Orthofix or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent not permitted by the DGCL, which prohibits exculpation for liability (1) for any breach of the director’s duty of loyalty to Orthofix or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for payment of unlawful dividends or unlawful stock repurchases or redemption, or (4) for any transaction from which the director derived an improper personal benefit. To the extent the DGCL is amended to authorize the further elimination or limitation of the liability of a director, Orthofix’s Certificate of Incorporation further provides that the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Certificate of Incorporation of Orthofix Medical Inc., as amended (incorporated by reference to Exhibit 3.1 to Orthofix’s Form 8-K filed August 1, 2018)

4.2	Amended and Restated Bylaws of Orthofix Medical Inc., as amended and restated effective October 10, 2022 (incorporated by reference to Exhibit 3.1 to Orthofix’s Form 8-K filed October 11, 2022)

4.3*	SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan (As Amended and Restated as of March 30, 2016)

4.4*	First Amendment to the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan

4.5*	Second Amendment to the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan

4.6*	Amendment to the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan

5.1*	Opinion of Hogan Lovells US LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Orthofix Medical Inc.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature pages)

107*	Calculation of Filing Fee

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, Texas, on January 9, 2023.

ORTHOFIX MEDICAL INC.

By:	/s/ Keith Valentine
Name: Keith Valentine
Title: President, Chief Executive Officer, Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith Valentine and John Bostjancic, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated below, on January 9, 2023.

Signature	Title

/s/ Keith Valentine Keith Valentine	President, Chief Executive Officer, Director (principal executive officer)

/s/ John Bostjancic John Bostjancic	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Jon Serbousek Jon Serbousek	Executive Chairman of the Board of Directors

/s/ Stuart M. Essig Stuart M. Essig	Director

/s/ John B. Henneman, III John B. Henneman, III	Director

/s/ Shweta Singh Maniar Shweta Singh Maniar	Director

/s/ James F. Hinrichs James F. Hinrichs	Director

/s/ Jason M. Hannon Jason M. Hannon	Director

/s/ Michael E. Paolucci Michael E. Paolucci	Director

/s/ Catherine M. Burzik Catherine M. Burzik	Director